EXHIBIT 99.2

2011 Shareholders’ Meeting

April 28, 2011

Quarterly Net Income Available to Common Shareholders
($ in 000's)

Qtr	Net Income (Loss)
1Q 2009	$2,374
2Q 2009	$(22,849)
3Q 2009	$1,334
4Q 2009	$2,248
1Q 2010	$2,770
2Q 2010	$2,031
3Q 2010	$3,369
4Q 2010	$2,929
1Q 2011	$3,959

Level of Nonperforming Assets
($ in 000’s)

	90 Days Past Due	Nonaccrual Loans	OREO	TDR's	Investments	Total
2007	$408	$5,469	$155	$—	$—	$6,032
2008	$92	$21,367	$4,352	$7,376	$2,575	$35,762
2009	$1,150	$12,350	$25,350	$12,817	$1,282	$52,949
2010	$198	$7,945	$19,193	$4,787	$1,339	$33,462
1Q11	$—	$6,324	$16,149	$1,543	$1,427	$25,443

Consolidated Capital Measures

	3.31.11	12.31.10	12.31.09	12.31.08
Tangible common equity as % of total tangible assets	9.0%	8.5%	6.3%	6.7%
Tangible common equity ($000’s)	$115,652	$110,803	$98,763	$102,662
Total tangible assets ($000’s)	$1,291,499	$1,305,338	$1,574,782	$1,540,423

West Bank’s Regulatory
Capital Ratios

	3.31.11	12.31.10	12.31.09	12.31.08	Requirements to be well-capitalized
Risk-based capital as % of risk-weighted assets	18.2%	16.6%	13.9%	13.1%	10.0%
Tier I Capital as % of risk-weighted assets	17.0%	15.3%	11.8%	11.0%	6.0%
Tier I Capital as % of average assets	11.9%	10.7%	8.9%	9.4%	5.0%

Peer Perspective – Asset Quality
12/31/10

	“Texas” Ratio	Nonaccrual & Past Due (90 days) Loans as % of Total Loans	Net Charge-offs as % of Av Loans
Bankers Trust	22.49%	1.31%	0.48%
First American	48.94%	4.90%	2.63%
Hills Bank	7.29%	0.85%	0.56%
MidwestOne	22.51%	3.04%	0.72%
National Peer Group	28.20%	3.29%	1.26%
West Bank	10.32%	0.91%	0.67%

12/31/10 FDIC Call Reports. National Peer Group consists of all banks with total assets between $1 billion and $3 billion. Texas Ratio is noncurrent loans and securities plus other real estate owned divided by tangible equity plus loan loss reserves.

Peer Perspective – Capital Ratios
12/31/10

	Total Risk Based Capital Ratio	Tier I Leverage Ratio	Net Income (Loss) ($ in 000’s)	Total Assets ($ in 000’s)
Bankers Trust	12.56%	8.24%	$15,429	$2,656,841
First American	11.73%	6.85%	$(55,572)	$1,548,582
Hills Bank	13.54%	9.66%	$23,561	$1,929,671
MidwestOne	13.21%	9.14%	$11,254	$1,561,942
National Peer Group	14.04%	8.91%	N/A	N/A
West Bank	16.54%	10.67%	$13,399	$1,290,140

12/31/10 FDIC Call Reports. National Peer Group consists of all banks with total assets between $1 billion and $3 billion.

2011 Shareholders’ Meeting

April 28, 2011